Exhibit 99.1

Company Contact:		Investor Relations:
Richard Garr, President	(301) 366-4960	Equity Communications
Media Contact: Planet Communications		Ira Weingarten	(805) 897-1880
Deanne Eagle	(917) 837-5866	Steve Chizzik	(908) 688-9111

For Release: August 24, 2007

NEURALSTEM SHARES ACCEPTED FOR TRADING ON AMEX®

Rockville, MD, August 24, 2007 - Stem cell company, Neuralstem, Inc. (OTC BB:NRLS) today announced that its shares have been accepted for listing on the American Stock Exchange® (Amex®) under the symbol CUR. Neuralstem shares are expected to begin trading on Amex on August 27, 2007.

“Moving to the Amex is the next logical step for Neuralstem. It is a result of the continuous and significant progress the company has made in each and every phase of its activity, and of an increasing awareness of the company and its prospects on the part of the financial community,” said Richard Garr, Neuralstem President and Chief Executive Officer.

The approval is contingent upon the company being in compliance with all applicable listing standards on the date its stock begins trading on the Amex® and may be rescinded if the company is not in compliance with such standards.

About Neuralstem

Neuralstem’s patent-protected technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company expects that its first Investigational New Drug (IND) application will be for the treatment of Ischemic Paraplegia, a form of paraplegia that sometimes results from the surgery to repair aortic aneurysms and for which there is no effective treatment The Company hopes to submit its initial IND application to the FDA and begin its first human trial during calendar year 2007.

Major Central Nervous System diseases targeted by the Company with research programs currently underway include: Ischemic Paraplegia, Traumatic Spinal Cord Injury, ALS, and Parkinson’s disease. The company's cells recently extended the life of rats with ALS (Lou Gehrig's disease) in a paper published in the journal TRANSPLANTATION, and were deemed viable for continued work in neurodegenerative spinal conditions. Neuralstem cells also recently reversed paralysis in rats with Ischemic Spastic Paraplegia, a form of paralysis that can result from the surgery to repair aortic aneurysms, as reported in NEUROSCIENCE (http://www.neuroscience-ibro.com/). The company has also developed immortalized human neural stem cells for in-vitro use in drug development for the academic and pharmaceutical markets. For further information, please visit www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This presentation may contain forward-looking information about Neuralstem, Inc. which are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward- looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology, and include discussions of strategy, and statements about industry trends and Neuralstem's future performance, operations and products. This and other "Risk Factors" contained in Neuralstem's public filings with the SEC should be read in connection with this release. For further information on Neuralstem, please review the company's filings with the SEC including its Annual Report filed on Form 10-KSB for the period ended December 31, 2006, as well as the company’s subsequent filings.

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